EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AAR CORP.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AAR CORP. of our report dated July 10, 2008, relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2008, which reports appear in the May 31, 2008 annual report on Form 10-K of AAR CORP.

Our report dated July 10, 2008 on the effectiveness of internal control over financial reporting as of May 31, 2008, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s consolidated subsidiaries except for Summa Technologies, Inc. (Summa) and Avborne Heavy Maintenance, Inc. (Avborne), businesses acquired by the Company on December 3, 2007 and March 5, 2008, respectively.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over the financial reporting of Summa and Avborne.

/s/ KPMG LLP
Chicago, Illinois
July 18, 2008